This earnings call contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties discussed herein and also described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996.


        1ST QUARTER 1997 EARNINGS CALL
                    SCRIPT

Good morning and thanks for joining us. It's great to have a quarter where we can show sequential improvement in earnings per share . . . I hope it will be the start of many more. I'm happy to tell you we've been making great progress on the reinvention of Humana, but we've still got a lot of work to achieve our 1997 Earnings growth objective and continue the sequential improvement in earnings.
Thanks, Jim.

I realize we are the first of our peer group to announce earnings and, while there is probably a temptation to want us to comment on industry wide trends, I perceive our situation, due to the various reinvention efforts we have described for you in previous calls, as being somewhat unique. So, I'd like to spend most of our remaining time this morning describing those items that we think are critical to evaluating our success in the quarter, given our unique mix of business and reinvention efforts.
Where appropriate, I'll offer a bit of commentary or industry-wide trends and issues.

First, we look at our return to shareholders in the quarter and compare it to our results in the prior quarter and to our plan. At .24 cents/share, we are very pleased with a 26% improvement over fourth quarter '96 results. And, although we may have met your expectations for the quarter, we did not meet our own expectations, which has caused us to improve our work plans in those areas lagging internal expectations. Throughout my comments, I will describe for you those areas where we think we can and should see improvement. I'd like to begin by examining the various market segments in which we operate and our results in each segment.

MEDICARE
Although our margins are best on our Specialty
Product business, our biggest real dollar profit contributor is our Medicare Risk business. We had solid Medicare Risk membership gains with 16.9% annual, same store growth in the past 12 months, and 4.3% growth in the first quarter over the fourth quarter, which annualized is a 17% growth rate.
Clearly, these are good results. We believe they will get even better as our Medicare Risk sales in our two new Medicare Risk markets, Dallas and Cincinnati, begin to kick-in in the second quarter. We will be disappointed with anything less than 20% membership growth in Medicare Risk for the year.
That doesn't mean 20% growth is a given, just that we've set our internal target above that level. Frankly, in order to realize growth above 20%, we are going to need to secure HCFA's approval to our point of service product filing which we have targeted for introduction in eleven markets as well as HCFA approval to our filing to sell a Risk product in Milwaukee, Lexington, and some additional counties outside Louisville and Chicago.

Although our Medicare Risk membership growth is good, we were a bit disappointed with the earnings results from this segment and I'll talk more about that when we discuss medical costs.

SMALL GROUP
Now let's look at our small group commercial business - the second biggest contributor to corporate profit. We define the small group market as groups or employers with less than 100 members. Growth in this segment was flat in the first quarter but continued to contribute very nicely to our profits. We continue to experience particularly nice results in markets where Humana and the old Emphesys operation both had a presence - places like Illinois, Wisconsin, Ohio, and Texas. In markets like Minnesota where we don't have much presence as a company and where there have been legislative changes that limit or eliminate our potential for profit, we are exiting the market.
The state of New Jersey is another such casualty and we will, by year-end, exit that state and our 7400 members in New Jersey will find coverage with other carriers.

SPECIALTY PRODUCTS
Now let's look at our highest margin products - our specialty products, which are our Life, Dental, Disability, and Workers Compensation products.
Most of our sales of these specialty products are made to smaller groups and the profitability of these lines is really tied to our small group medical sales. We've seen a strong 20% growth in our specialty product membership over the last 12 months. Thirty-two percent (32%) of this growth is due to the growth in our Workers Compensation products, where legislative changes in some of our target or core states, like Florida and Ohio, mandated the sale of managed care in Workers Compensation. We've seen our Workers Comp membership grow 116% to 286,300 members during the first quarter.
We anticipate a continued growth in earnings, attributable to our specialty products, as we cross sell these products to our in-force medical clients.

CHAMPUS
Our CHAMPUS operation continues to perform well financially and again, although the margins on that business are small, it did contribute to our profitability in the quarter and should continue to do so throughout the year.
The bid process for CHAMPUS Regions 2 & 5 has been pushed back a bit with best and final offers due in June, a decision by CHAMPUS rendered early fall, and the administration of the business beginning next spring. We continue to believe we have very good prospects of securing this additional CHAMPUS business and the associated one million members in our core midwest markets.

LARGE CASE
We should now buckle up for a review of our large case commercial business segment. Our self-funded or ASO, Administrative Services Only, is profitable and low risk. Although the margins aren't big on this business, it does contribute to our leverage in a market. We've seen a 20.2% growth in our ASO business during the quarter and, although the business is profitable, it does not yet contribute in a meaningful way to earnings. We do, however, think that ASO business can contribute to earnings in a more meaningful way in future years.

It is interesting to note that prior to this year, the company actually discouraged the sale of self-funded or ASO business. The fact is, though, that many large customers want a self-funded product from a managed care company that can not only process claims efficiently, but help them improve the health of their employees and customers are willing to pay higher fees for non-traditional ASO services. So, we plan to sell more ASO business in the future and offer some of our services on a fee basis reduce their claims costs.

Now, to fully insured commercial business.
The fully insured midsize and large case commercial segment of our business has caused us the most difficulty from an earnings perspective. It is the most crowded, price sensitive market segment in the business where everyone from TPA's to indemnity companies to PPO companies to HMO or managed care companies are all struggling for market share.
Based upon the new pricing and renewal rating methodologies we have established, we are seeing improvement in our financial results in this market segment. However, the flip-side of our pricing discipline has been some membership losses in this segment. To give you some idea, though, for how severely under-rated this business was, and probably is, for many companies with large commercial blocks of business, we estimate it will take us until the middle of next year to turn a profit on our business in this market segment. If the Health Insurance
Portability and Accountability Act, which becomes effective in July, chases some of our competition out of the small group segment and into the mid-size and large case market in a bigger way, Humana and our competitors will see even more price pressure in this market segment.

Now since we have consciously begun raising premiums in this market segment and have now begun to require that these mid-size and large employers pay a rate or premium commensurate with the underlying risk of their case, we have seen a reduction in our commercial membership, as Jim mentioned. This result is no surprise, and was forecast during our prior earnings calls. Since this kind of result could be anticipated, we began shedding expenses in the first quarter so that our underlying infrastructure was consistent with our membership. In the first quarter, we eliminated 252 of the 700 to 900 positions targeted as part of the work force reductions we announced last December.
So, we're making good progress on our work force reduction plan and believe we can complete this effort by the end of the third quarter.

ADMINISTRATIVE EXPENSES
A good aggregate test of our results relative to expense management, though, is our administrative ratio, which we are working to keep flat in the first and second quarter, as we make investments in our service, systems and medical management infrastructure. Our plan calls for us to manage down our administrative expense ratio in the third and fourth quarter. Our 15.8% administrative ratio for the quarter was the same as fourth quarter of '96, so we are where we want to be on our expense management efforts, but we have our work cut out for us as we continue to add resources to our medical management area.

REVENUE YIELD
Next, let's look at revenue yield. As most of you know, revenue yield is the result of rate renewal actions or premium increases minus benefit buy downs and the change in the geographic mix of business. For the quarter, our revenue yield on our commercial business was up 2.9% and our Medicare
Risk PMPM premium yield was up 4.6%. These are very strong results.

Now, the Risk revenues will actually dip a bit during the course of the year from the current 4.6% level as we write more Medicare Risk business in lower premium expansion areas, like Sarasota, relative to our sales in higher premium core areas, like South
Florida. Nonetheless, a 4% increase in our Risk premiums could be greater than our cost increases, which may allow further some margin expansion in our Medicare Risk business. However, some of this margin expansion opportunity is being mitigated by growth in some of our new Medicare markets.

Our commercial PMPM premium yield of 2.9% will continue to increase throughout the year but not by a great amount given the very tight competitive pricing environment and the fact that increased sales of our Point of Service product at lower rates will lower per member per month yields. As of the end of the first quarter, 45% of our commercial membership has already renewed and, therefore, 75% of our revenue for the year has already been determined, given the prospective pricing nature of our business. From a revenue standpoint, we are already focused on selling the needed rate increases in 1997 that will rollover into 1998 and which impact our revenue and earnings next year.

MEDICAL COSTS
With revenue for the year largely determined, we turn our focus to our medical costs . . . Our days/1000 are down .8% and 1.9% for commercial and Medicare
Risk, respectively, against the first quarter of 1996.
This is good news considering that commercial days were up and Risk days flat in the fourth quarter of 1996 versus 1995. Nonetheless, our internal plan called for greater improvement and we are taking actions now to generate better results for the rest of the year.

As you know, or should at least expect, we have detailed profit improvement plans on a market-specific basis, with many initiatives designed to improve our medical cost position. In many markets, these plans called for the introduction of our hospital inpatient management or HIMS system. We initiated HIMS programs in five of our markets during the last four months of 1996. Given the lack of internal resources to initiate the HIMS program in many markets, we relied on a mix of internal and external resources to get this program up and running quickly. Frankly, results have not met expectations.
We underestimated the time required to recruit and train new physicians and, as a result, we are not covering as many of our members with the HIMS program as we had planned. We are initiating a HIMS program in three more markets during the second quarter. We have recruited 21 additional
HIMS physicians and, with the addition of our new medical director this quarter, and even greater executive focus on this initiative, we plan to get back on our internal timetable for HIMS program introductions in the fourth quarter.

Statistics on our Days/1000, Inpatient costs, Outpatient costs, and Physician costs all reflect a stable system and common cause variation, so there is really nothing exceptional to report in these areas.

PHARMACY
Statistics on our pharmacy costs do, however, suggest a special cause, and perhaps we can give you some feel for our pharmacy cost position, some of the underlying causes for increasing pharmacy costs, and our efforts to reduce those costs.

As other managed care companies have reported, we have seen an increase in our pharmacy benefit costs in the last year. Compared to the first quarter of 1996, we have seen our cost per prescription increase
11.7% and 13% for our commercial and Medicare business, respectively. We determined a number of reasons for this increase in utilization.

Our disease management efforts cause us to treat conditions with pharmaceuticals at earlier stages of illness. This is better for the patient and most cost effective in the long run, but it does result in higher pharmacy costs as a percent of premium.

While we have been effective at managing our costs for drugs in which there are clinically appropriate drug substitutions available, there has been a proliferation of new drugs introduced recently for which there are no substitutes yet available. Again, these new drugs are more effective for treating specific conditions, but result in higher pharmacy costs.

Clinical researchers are recommending new treatment outcomes goals for many conditions, such as lowering cholesterol to a level of 130 versus the traditional goal of 160. This means more members are being treated with pharmaceuticals and for longer periods than before.

Drug manufacturers are introducing more effective, but much more costly drugs to the marketplace.
Again, while providing these drugs is the right course of treatment for our members, it is also more expensive.

New recommended drug combination therapies and increased patient demand for pharmaceuticals are due to very efficient consumer advertising and physician detailing.

We are attacking those issues we can and
coordinating our effort to better control outcomes and
costs by:  continuing to aggressively implement drug
formularies; negotiating favorable reimbursement
rates with our retail pharmacy partners; improving
our internal pharmacy transaction processing systems
to improve accuracy, customer service and to reduce
waste and fraud; redesigning benefits to increase
member copays and to align member incentives with
those of our provider and retail pharmacy partners;
and as part of our primary medical centers plan, we
intend to provide incentives to our members to have
their prescription filled in our staff model pharmacies
where we dispense drugs at a lower cost (to Humana)
than retail pharmacies.  We are also centralizing
much of the administrative processes currently
managed in our health plans and recognizing it as part
of our Medical Affairs area.  This will allow our local
pharmacy management staffs to spend their time
working with physicians to more effectively manage
our members' care.

Continuing now with our discussion of medical management, I would mention that with the addition of our new chief medical officer and chief information officer in the first quarter, we're moving rapidly to fortify our resources and efforts in medical management. During the quarter, we appointed a director of operations for the 100 primary care centers we own and operate, a director of physician practice development, a director of medical technology assessment, a director of medical information advancement, a director of physician profiling, and a medical director of pharmacy management - all critical functions that will help us improve our medical management results. I've mentioned to you before that we are redirecting resources to medical management and these appointments should give you some perspective on the breadth and depth of our focus on various medical management initiatives. It is going to take some time for these folks' efforts to bear fruit and we certainly cannot expect them to provide tangible impact on claims costs and earnings in the second quarter. But you understand our business and the tremendous potential impact of solid medical management, so I think we've all got something to look forward to in this area.

SERVICE
I should also make some mention of our service improvements.

We've made a lot of good progress improving those aspects of service that are under our direct control, in areas like claims payment for PPO claims, enrollment, and identification card and certificate issuance. Do these improvements help us keep customers? Sure they will. Do they help us sell new customers? Not very much, at least not yet.

As you know, the single biggest determinant of customer satisfaction is people's interaction with their physician and one of the greatest sources of dissatisfaction is the referral process.

Last month, we made several changes to our referral process which eliminated the need for a referral for preventive services, total OB services, well woman treatment, selective lab and radiology procedures, emergent diagnoses, serious ongoing treatment, routine eye exams and referrals by all capitated providers.

BRAND
As the industry becomes more consumer-focused, the importance of a strong brand and high consumer confidence in HMOs' ability to deliver on a meaningful service promise is critical to creating consumer preference. In the first quarter, we introduced a new logo as part of our effort to revitalize the Humana brand and provide a platform for communicating our new vision and new capabilities. We are and will continue to build the infrastructure that can deliver extraordinary service at every point of contact.

BEFORE CLOSING
Before closing, I want to say a word about our 1997
Management Incentive Plan, because I think it is reflective of our new culture and commitment to earnings improvement in 1997, as well as the creation of a company that can produce sustainable improvements in future years. For 1997, we have changed the incentive plan for all our managers. We now have one consistent company-wide plan, based on quality and growth in earnings and membership.
It's a rolling three year plan where our 1997 results impact folks' incentive in each of the next two years - so there is a strong emphasis on taking the actions necessary to turning around our results in '97 and to also take actions that will favorably impact results in future years.

In a company with 18,000 people, it's critical to get everyone working to meet the needs of our customers and understanding how their efforts are paying off for our shareholders and, if we are off on our plan anywhere, people need to know how to get back on track. One hour after this call, every one of our associates will know where we stand relative to our goals and will hear confirmation of what needs to happen for us to continue to realize sequential improvement in return to our shareholders. Our
Board has also instituted stock ownership guidelines for our top 50 managers that require these managers to own meaningful amounts of individually purchased
Humana stock. We want to ensure that our managers' objectives are aligned with the shareholders and nothing does this better than having them spend their own money to become owners.



IN CLOSING
In closing, I'm reminded of a comment made to me by one of the people in our Military Health Services operation that runs our Champus business. He said that on your first day at sea, on an aircraft carrier, you are told not to fall off because it takes 26 miles to turn the ship around. Well, with David Jones' leadership and the help of our Board, we're trying to turnaround a pretty big ship in a lot less than 26 miles and a lot less than 26 months. We're seeing good progress which should be clear to you from our results. We've still got a ways to go on many fronts and it remains to be seen now quickly employers, agents, consultants, physicians, and our members respond to our various improvements. While we don't yet have evidence that our initiatives should cause anyone to raise our annual earnings expectation beyond consensus expectations, we do believe we are doing all the right things and doing them as fast as we possibly can, as we strive to improve the health of our members and provide value to our customers, partners, and shareholders. The evidence of our efforts, although below our internal expectation, does provide sequential improvement in earnings results, and with the full compliment of management now in place, and with our Board's continued help and support, we are very enthusiastic about our long term prospects.